FOR IMMEDIATE RELEASE	Monday, October 21, 2013

Gannett Co., Inc. Reports Non-GAAP Earnings per Diluted Share of $0.43, Earnings per Diluted Share of $0.34 on GAAP basis

Highlights for the quarter include the following:

•	Company-wide digital revenue growth of 12 percent, now comprising 30 percent of total revenue

•	Digital Segment revenue up 5 percent

•	Broadcasting revenues almost 14 percent higher excluding cyclical impact of Olympic and political advertising

•	Belo shareholders approve definitive merger agreement on September 25, 2013

McLEAN, VA - Gannett Co., Inc. (NYSE: GCI) reported non-GAAP (generally accepted accounting principles) earnings per diluted share of $0.43 for the third quarter compared to $0.56 for the same quarter last year. Results were driven by higher revenue in the Digital Segment as well as substantial revenue growth in the Broadcasting Segment excluding the cyclical impact of Olympic and political advertising.

In June, the company entered into a definitive merger agreement with Belo Corp. (Belo) under which Gannett will acquire all outstanding shares of Belo for $13.75 per share in cash, or approximately $1.5 billion, plus the assumption of $715 million in existing debt for an enterprise value of approximately $2.2 billion. This transaction was approved by Belo shareholders during the quarter. However, the transaction is subject to antitrust and Federal Communications Commission (FCC) approval and other customary closing conditions.

Gracia Martore, president and chief executive officer, said, “In the third quarter, we continued to take steps to further expand our digital offerings and execute across all of our media and marketing platforms.  We achieved a 12 percent increase in digital revenue company-wide, which underscores our ongoing evolution into a more highly diversified, higher margin multi-media company.  In our Broadcast and Publishing businesses, despite challenging comparisons to third quarter 2012 -- which benefited from Summer Olympic advertising, record political spending and the significant ramp-up of our content subscription model -- we performed well.  Total company-wide third quarter 2013 revenue was essentially flat, excluding the incremental impact from Olympic and political spending last year.”
Martore added, “We are also pleased that during the quarter, Belo shareholders approved the pending acquisition, and we continue to anticipate bringing the transaction to a close following the attainment of regulatory approvals. We are working towards a seamless integration that will accelerate our transformation and create an even stronger Gannett.”

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CONTINUING OPERATIONS

Operating revenues for the company were $1.25 billion in the third quarter compared to $1.31 billion during the same quarter a year ago. These results reflect an increase in Digital Segment revenues offset by lower revenues in Publishing and Broadcasting. Publishing Segment revenues were impacted by softer advertising demand and circulation revenue comparisons due to the roll out of the All Access Content Subscription Model last year. The decline in Broadcasting Segment revenue reflects the cyclical absence of $75 million of Olympic and political advertising which generated incremental revenues in the same period a year ago.

Net income attributable to Gannett on a non-GAAP basis (excluding special items) was $99.8 million in the third quarter while net income attributable to Gannett on a GAAP basis totaled $79.7 million. Earnings per diluted share on a non-GAAP basis totaled $0.43 compared to $0.56 for the third quarter in 2012. Earnings per diluted share on a GAAP basis were $0.34 for the third quarter.

On September 25th, Gannett contributed the assets of Captivate to a new company jointly owned by Gannett and Generation Partners that will fund the continued growth and expansion of Captivate. Gannett retained an 18 percent interest in the partnership and will continue to participate in the future value creation at Captivate and benefit from the ongoing distribution of its content for Captivate's displays. Following the transaction, the company will no longer consolidate the results of Captivate and as a result, now accounts for its retained interest in this business using the equity method.

Special items in the third quarter of 2013 totaled $36.2 million ($20.1 million after tax or $0.09 per share) reflecting charges associated with workforce restructuring, facility consolidation and the Captivate transaction. Results for the third quarter of 2012 included $17.9 million ($10.9 million after tax or $0.05 per share) of special charges. These special items were offset by a tax benefit of $13.1 million ($0.06 per share) related primarily to a tax settlement covering multiple years.

The table below details third quarter results on a GAAP and non-GAAP basis:

Dollars in thousands, except per share amounts

	GAAP Measure	Special Items			Non-GAAP Measure
	Thirteen weeks ended Sept. 29, 2013	Workforce restructuring	Transformation costs	Other non-operating items	Thirteen weeks ended Sept. 29, 2013
Operating income	$171,698	$9,246	$5,880	$—	$186,824
Total non-operating (expense) income	(47,497)	—	4,412	16,613	(26,472)
Income before income taxes	124,201	9,246	10,292	16,613	160,352
Provision for income taxes	26,700	3,600	4,100	8,400	42,800
Net income	97,501	5,646	6,192	8,213	117,552
Net income attributable to Gannett Co., Inc.	79,748	5,646	6,192	8,213	99,799
Net income per share - diluted	$0.34	$0.02	$0.03	$0.04	$0.43

Additional information on the special items can be found in the “Use of Non-GAAP Information” section below.

Operating income was $171.7 million in the quarter. On a non-GAAP basis, operating income totaled $186.8 million compared to $231.9 million in the third quarter a year ago. Operating cash flow in the quarter (a non-GAAP term defined as operating income plus special items, depreciation and amortization) totaled $233.1 million.

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Operating expenses including special charges and $9.5 million of initiative investment were $1.08 billion in the quarter compared to $1.09 billion in the third quarter last year, a decrease of 1.0 percent. On a non-GAAP basis, operating expenses, which exclude special items and include the impact of the investments in strategic initiatives, were $1.07 billion, a 1.0 percent reduction from $1.08 billion in the same quarter last year. Higher expenses in the Digital segment, due primarily to higher sales costs related to revenue growth at CareerBuilder, were more than offset by continuing cost control efforts in the Publishing Segment.

Corporate expenses on a non-GAAP basis were up $4.3 million in the quarter reflecting the absence of a small asset sale gain in the third quarter last year as well as an increase in stock compensation expense.

During the third quarter, the company repurchased approximately 1.5 million of its shares for $37.4 million. Year-to-date, 3.5 million shares have been repurchased totaling $78.8 million.

PUBLISHING

Publishing Segment revenues were $858.1 million in the quarter compared to $890.2 million in the third quarter last year. Advertising revenues were $520.2 million compared to $552.7 million in the third quarter a year ago, a 5.9 percent decline. Secular pressures as well as the relatively tepid pace of economic growth continued to impact advertising demand. While lower, year-over-year comparisons in the retail category were better than second quarter year-over-year comparisons. National advertising was lower in the quarter due in part to the absence of advertising at USA TODAY related to the Olympics that benefited third quarter results last year. Classified advertising was 6.2 percent lower, although all major advertising categories comparisons were slightly better than second quarter comparisons. A summary of the year-over-year percent change for the company's advertising categories can be found on Table 5.

Circulation revenue was down just 0.6 percent in the quarter driven by an increase in circulation revenue of over 1 percent at local domestic publishing operations that were impacted by the All Access Content Subscription Model. The benefit to circulation revenue of the All Access Content Subscription Model was tempered in the quarter as the model was rolled out to over 85 percent of local domestic publishing sites at the end of the third quarter last year. Circulation revenue at USA TODAY was lower in the quarter reflecting, in part, progress to digital platforms with its hotel partners. At Newsquest in the UK, circulation revenue was up 10.3 percent, in pounds, reflecting cover price increases.

Publishing Segment digital revenues were up 20.9 percent in the quarter reflecting growth associated with the All Access Content Subscription Model as well as digital advertising and marketing solutions. Digital revenues at all publishing operations were higher in the quarter. Local domestic publishing operations increased 22.0 percent, USA TODAY and its associated businesses were up 12.6 percent and Newsquest's digital revenues were 13.3 percent higher, in pounds.

Publishing Segment operating expenses, which include $8.1 million in strategic initiative investment, were 2.6 percent lower in the quarter and totaled $795.3 million. Non-GAAP Publishing segment operating expenses declined 2.9 percent to $781.0 million compared to $804.3 million in the third quarter last year. The decline reflects ongoing cost control and efficiency efforts offset, in part, by strategic initiative investment.

Publishing Segment operating income totaled $62.7 million including special items and strategic initiative investments. Publishing segment operating income on a non-GAAP basis was $77.1 million in the quarter while operating cash flow totaled $103.5 million.

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BROADCASTING

Reported Broadcast Segment revenues (which include Captivate through September 25, 2013) totaled $203.4 million, a 14.2 percent decline from $237.0 million in the third quarter of 2012. The decrease reflects the absence of Olympic and political spending partially offset by significant growth in retransmission revenue and digital revenue growth of 20.7 percent.

Television revenues were $198.5 million compared to $233.0 million in the third quarter last year. Retransmission revenues were up 62.8 percent. Television revenues would have been 13.6 percent higher excluding the incremental impact of Olympic and political spending year-over-year, in line with guidance provided in July.

Based on current trends and reflecting a record level of political revenues achieved in the fourth quarter in 2012, we expect the percentage decrease in total television revenues for the fourth quarter of 2013 to be in the high teens compared to the fourth quarter of 2012 (excluding the extra week in the period). Record political advertising totaling $91.2 million positively impacted television revenues in the fourth quarter of 2012. Excluding the incremental impact of political spending, total television revenues in the fourth quarter this year compared to the fourth quarter last year are expected to be up in the range of 10 to 12 percent.

Broadcasting Segment operating expenses were $119.6 million in the quarter, up 1.0 percent compared to $118.4 million in the third quarter last year. On a non-GAAP basis, Broadcasting Segment expenses were $118.8 million, relatively unchanged from the prior year. Operating income on a non-GAAP basis totaled $84.6 million while operating cash flow was $91.5 million.
DIGITAL

Operating revenues in the Digital Segment totaled $191.4 million compared to $182.0 million in the third quarter in 2012 due primarily to higher revenues at CareerBuilder. Digital Segment operating expenses were $149.4 million, an increase of 5.1 percent from $142.1 million in the third quarter last year. The increase was driven by higher sales costs associated with revenue growth at CareerBuilder. Operating income was $42.1 million compared to $39.9 million in the third quarter of 2012, an increase of 5.4 percent. Operating cash flow was 4.3 percent higher and totaled $50.4 million.

Digital revenues company-wide, including the Digital Segment and all digital revenues generated by the other business segments, was $376.1 million compared to $334.6 million in the third quarter a year ago, an increase of 12.4 percent. The increase is due to the continued impact of the All Access Content Subscription Model in addition to higher digital advertising and digital marketing services revenue.

At the end of the quarter, Gannett had about 120 domestic web sites launched by its local publishing and television markets as well as USA TODAY. In September, Gannett’s consolidated domestic Internet audience share increased approximately 18 percent driven by 68.1 million unique visitors reaching 30.2 percent of the Internet audience, according to comScore Media Metrix. USATODAY.com is one of the most popular news sites on the Web, reflecting approximately 19 million downloads of the USA TODAY news app including those across iPad, iPhone, Android, Windows and Kindle Fire. USA TODAY's mobile and video traffic continue to grow. Mobile visitors in September were 213 percent higher than September last year while video plays were up 919 percent. Newsquest is also an Internet leader in the UK where its network of web sites attracted 107.1 million monthly page impressions from approximately 14 million unique users in September 2013. CareerBuilder's unique visitors in September averaged 20.1 million.

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NON-OPERATING ITEMS

The company’s equity earnings include its share of operating results from unconsolidated investees including the California Newspapers Partnership, Texas-New Mexico Newspapers Partnership, Tucson newspaper partnership and other online/digital businesses including Classified Ventures.

Equity income in unconsolidated investees totaled $11.7 million in the quarter compared to $3.0 million in the third quarter a year ago reflecting better results at Classified Ventures and the newspaper partnerships and a special item that unfavorably impacted the third quarter last year. Excluding the special charge last year, equity income would have increased $5.5 million.

Interest expense totaled $41.6 million in the quarter, a 16.2 percent increase from the third quarter a year ago primarily reflecting the impact of a $600 million senior note issuance in July with a coupon of 5.125 percent that is set to mature in 2020. Subsequent to the quarter close, the company issued $1.25 billion in fixed rate debt comprised of $600 million maturing in 2019 with a coupon of 5.125 percent and $650 million maturing in 2023 with a coupon of 6.375 percent. The new senior note issuances are expected to increase interest expense by approximately $26 million in the fourth quarter this year.

Other non-operating items reflect primarily the $16.6 million charge associated with the change in control and sale of interests related to Captivate. Excluding special items, other non-operating income would have totaled $3.4 million in the third quarter compared to $2.9 million in the third quarter last year.

Net cash flow from operating activities was $125.0 million while free cash flow (a non-GAAP measure) totaled $105.7 million in the quarter. The balance of long-term debt was $1.98 billion and total cash was $811.4 million at the end of the quarter.
* * * *

USE OF NON-GAAP INFORMATION

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures are not to be considered in isolation from or as a substitute for the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.
In this earnings report, the company discusses non-GAAP financial performance measures that exclude from its reported GAAP results the impact of special items consisting of workforce restructuring charges, transformation costs, pension settlement charges, a loss related to a change in control and sale of interests in a business, charges for accelerated depreciation recognized by an equity method investee, non-cash impairment charges, a currency-related loss recognized in other non-operating items and certain credits to its income tax provision. The company believes that such expenses and credits are not indicative of normal, ongoing operations and their inclusion in results makes for more difficult comparisons between periods and with peer group companies. Workforce restructuring expenses primarily relate to incremental expenses the company has incurred to consolidate or outsource production processes and centralize other functions. These expenses include payroll and related benefit costs. Transformation costs include incremental expenses incurred by the company to execute on its transformation and growth plan. Transformation costs also include incremental expenses associated with optimizing Gannett’s real estate portfolio including accelerated depreciation and charges to reduce the carrying value of assets held for sale to fair value less costs to sell. The pension settlement charges result from the acceleration of expense related to the timing of certain pension payments. Other non-operating items include: a loss related to the change in control and sale of interests in Captivate; a non-cash impairment charge that was recorded to reduce the book value of an investment accounted for under the equity method to fair value, as the

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business underlying this asset had experienced significant and sustained unfavorable operating results; a currency loss related to the weakening of the British pound associated with the downgrade of the UK sovereign credit rating; and charges for accelerated depreciation recognized by an equity method investee related to outsourcing certain production processes. The year-to-date period for 2013 included credits to the income tax provision related to reserve releases as a result of federal exam resolution and lapse of a statute of limitation. Third quarter and year-to-date periods for 2012 included a credit related primarily to tax settlements covering multiple years.
The company also discusses operating cash flow, a non-GAAP financial performance measure that it believes offers a useful view of the overall operation of its businesses. This non-GAAP measure is calculated by adding amounts associated with the special expense items described above, as well as depreciation and amortization, to operating income as reported on a GAAP basis. This earnings report also discusses free cash flow, a non-GAAP liquidity measure. Free cash flow is defined as “net cash flow from operating activities” as reported on the statement of cash flows reduced by “purchase of property, plant and equipment” as well as “payments for investments” and increased by “proceeds from investments” and voluntary pension contributions, net of related tax benefit. The company believes that free cash flow is a useful measure for management and investors to evaluate the level of cash generated by operations and the ability of its operations to fund investments in new and existing businesses, return cash to shareholders under the company’s capital program, repay indebtedness, add to the company’s cash balance, or use in other discretionary activities. Management uses free cash flow to monitor cash available for repayment of indebtedness and in its discussions with the investment community.
Management uses non-GAAP financial performance measures for purposes of evaluating business unit and consolidated company performance. The company therefore believes that each of the non-GAAP measures presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its businesses. In addition, many of the company’s peer group companies present similar non-GAAP measures so the presentation of such measures facilitates industry comparisons. Tabular reconciliations for the non-GAAP financial measures are contained in Tables 6 through 11 attached to this news release.

As previously announced, the company will hold an earnings conference call at 10:00 a.m. ET today. The call can be accessed via a live webcast through the company's web site, www.gannett.com, or listen-only conference lines. U.S. callers should dial 1-888-710-4019 and international callers should dial 913-312-1491 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 9659021. To access the replay, dial 1-888-203-1112 in the U.S. International callers should use the number 719-457-0820. The confirmation code for the replay is 9659021. Materials related to the call will be available through the Investor Relations section of the company's web site Monday morning.

About Gannett
Gannett Co., Inc. is an international media and marketing solutions company that informs and engages more than 100 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people - and the companies who want to reach them - with their interests and communities. For more information, visit www.gannett.com.

Certain statements in this press release may be forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company's SEC reports, including the company's annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.

Gannett is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

# # #

For investor inquiries, contact:	For media inquiries, contact:
Jeffrey Heinz	Jeremy Gaines
Vice President, Investor Relations	Vice President, Corporate Communications
703-854-6917	703-854-6049
jheinz@gannett.com	jmgaines@gannett.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 1
	Thirteen weeks ended Sept. 29, 2013	Thirteen weeks ended Sept. 23, 2012	% Increase (Decrease)
Net operating revenues:
Publishing advertising	$520,189	$552,676	(5.9)
Publishing circulation	274,999	276,655	(0.6)
Broadcasting	203,364	237,039	(14.2)
Digital	191,447	182,022	5.2
All other	62,891	60,869	3.3
Total	1,252,890	1,309,261	(4.3)

Operating expenses:
Cost of sales and operating expenses, exclusive of depreciation	713,369	720,941	(1.1)
Selling, general and administrative expenses, exclusive of depreciation	315,677	318,385	(0.9)
Depreciation	38,195	40,460	(5.6)
Amortization of intangible assets	8,071	8,045	0.3
Facility consolidation charges	5,880	4,231	39.0
Total	1,081,192	1,092,062	(1.0)
Operating income	171,698	217,199	(20.9)

Non-operating (expense) income:
Equity income in unconsolidated investees, net	11,711	3,005	***
Interest expense	(41,628)	(35,829)	16.2
Other non-operating items	(17,580)	2,933	***
Total	(47,497)	(29,891)	58.9

Income before income taxes	124,201	187,308	(33.7)
Provision for income taxes	26,700	38,700	(31.0)
Net income	97,501	148,608	(34.4)
Net income attributable to noncontrolling interests	(17,753)	(15,525)	14.4
Net income attributable to Gannett Co., Inc.	$79,748	$133,083	(40.1)

Net income per share - basic	$0.35	$0.58	(39.7)
Net income per share - diluted	$0.34	$0.56	(39.3)

Weighted average number of common shares outstanding:
Basic	228,587	230,556	(0.9)
Diluted	234,438	235,550	(0.5)

Dividends declared per share	$0.20	$0.20	—

CONDENSED CONSOLIDATED STATEMENTS OF INCOME Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 2
	Thirty-nine weeks ended Sept. 29, 2013	Thirty-nine weeks ended Sept. 23, 2012	% Increase (Decrease)
Net operating revenues:
Publishing advertising	$1,609,164	$1,698,376	(5.3)
Publishing circulation	840,626	803,929	4.6
Broadcasting	606,906	618,593	(1.9)
Digital	552,875	531,700	4.0
All other	183,753	182,290	0.8
Total	3,793,324	3,834,888	(1.1)

Operating expenses:
Cost of sales and operating expenses, exclusive of depreciation	2,159,962	2,164,070	(0.2)
Selling, general and administrative expenses, exclusive of depreciation	950,407	943,005	0.8
Depreciation	115,588	120,320	(3.9)
Amortization of intangible assets	26,567	24,002	10.7
Facility consolidation charges	15,163	14,116	7.4
Total	3,267,687	3,265,513	0.1
Operating income	525,637	569,375	(7.7)

Non-operating (expense) income:
Equity income in unconsolidated investees, net	28,929	15,980	81.0
Interest expense	(113,207)	(111,542)	1.5
Other non-operating items	(28,954)	2,688	***
Total	(113,232)	(92,874)	21.9

Income before income taxes	412,405	476,501	(13.5)
Provision for income taxes	71,700	116,500	(38.5)
Net income	340,705	360,001	(5.4)
Net income attributable to noncontrolling interests	(42,772)	(38,806)	10.2
Net income attributable to Gannett Co., Inc.	$297,933	$321,195	(7.2)

Net income per share - basic	$1.30	$1.38	(5.8)
Net income per share - diluted	$1.27	$1.35	(5.9)

Weighted average number of common shares outstanding:
Basic	228,940	233,390	(1.9)
Diluted	234,724	237,699	(1.3)

Dividends declared per share	$0.60	$0.60	—

BUSINESS SEGMENT INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 3
	Thirteen weeks ended Sept. 29, 2013	Thirteen weeks ended Sept. 23, 2012	% Increase (Decrease)
Net operating revenues:
Publishing	$858,079	$890,200	(3.6)
Broadcasting	203,364	237,039	(14.2)
Digital	191,447	182,022	5.2
Total	$1,252,890	$1,309,261	(4.3)

Operating income (net of depreciation, amortization and facility consolidation charges):
Publishing	$62,744	$73,731	(14.9)
Broadcasting	83,810	118,672	(29.4)
Digital	42,050	39,912	5.4
Corporate	(16,906)	(15,116)	11.8
Total	$171,698	$217,199	(20.9)

Depreciation, amortization and facility consolidation charges:
Publishing	$32,183	$33,276	(3.3)
Broadcasting	7,059	6,879	2.6
Digital	8,309	8,391	(1.0)
Corporate	4,595	4,190	9.7
Total	$52,146	$52,736	(1.1)

Operating cash flow:
Publishing	$94,927	$107,007	(11.3)
Broadcasting	90,869	125,551	(27.6)
Digital	50,359	48,303	4.3
Corporate	(12,311)	(10,926)	12.7
Total	$223,844	$269,935	(17.1)

Operating cash flow represents operating income from each of the company's business segments plus related depreciation, amortization and facility consolidation charges. See Table No. 10 for reconciliation of amounts to the Condensed Consolidated Statements of Income.

BUSINESS SEGMENT INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 4
	Thirty-nine weeks ended Sept. 29, 2013	Thirty-nine weeks ended Sept. 23, 2012	% Increase (Decrease)
Net operating revenues:
Publishing	$2,633,543	$2,684,595	(1.9)
Broadcasting	606,906	618,593	(1.9)
Digital	552,875	531,700	4.0
Total	$3,793,324	$3,834,888	(1.1)

Operating income (net of depreciation, amortization and facility consolidation charges):
Publishing	$208,073	$239,982	(13.3)
Broadcasting	265,578	285,873	(7.1)
Digital	100,931	92,706	8.9
Corporate	(48,945)	(49,186)	(0.5)
Total	$525,637	$569,375	(7.7)

Depreciation, amortization and facility consolidation charges:
Publishing	$95,834	$100,226	(4.4)
Broadcasting	20,968	21,113	(0.7)
Digital	26,799	24,626	8.8
Corporate	13,717	12,473	10.0
Total	$157,318	$158,438	(0.7)

Operating cash flow:
Publishing	$303,907	$340,208	(10.7)
Broadcasting	286,546	306,986	(6.7)
Digital	127,730	117,332	8.9
Corporate	(35,228)	(36,713)	(4.0)
Total	$682,955	$727,813	(6.2)

Operating cash flow represents operating income from each of the company's business segments plus related depreciation, amortization and facility consolidation charges. See Table No. 10 for reconciliation of amounts to the Condensed Consolidated Statements of Income.

PUBLISHING SEGMENT REVENUE COMPARISONS Gannett Co., Inc. and Subsidiaries Unaudited

Table No. 5

The percentage changes for the Publishing segment advertising and classified revenue categories were as follows:

Third quarter 2013 year-over-year advertising comparisons:
	U.S. Publishing (including USA TODAY)	Newsquest (in pounds)	Total Publishing segment (constant currency)	Total Publishing segment

Retail	(4.7%)	0.6%	(4.2%)	(4.3%)
National	(9.7%)	(12.3%)	(9.9%)	(10.1%)
Classified	(5.1%)	(8.1%)	(5.9%)	(6.2%)
Total advertising	(5.7%)	(5.4%)	(5.7%)	(5.9%)

Year-to-date 2013 year-over-year advertising comparisons:
	U.S. Publishing (including USA TODAY)	Newsquest (in pounds)	Total Publishing segment (constant currency)	Total Publishing segment

Retail	(4.5%)	(3.0%)	(4.4%)	(4.6%)
National	(4.2%)	(17.3%)	(5.3%)	(5.4%)
Classified	(5.2%)	(7.7%)	(5.9%)	(6.3%)
Total advertising	(4.7%)	(6.9%)	(5.0%)	(5.3%)

Third quarter 2013 year-over-year classified comparisons:
	U.S. Publishing (including USA TODAY)	Newsquest (in pounds)	Total Publishing segment (constant currency)	Total Publishing segment

Automotive	(0.3%)	(7.3%)	(1.1%)	(1.3%)
Employment	(8.6%)	(6.9%)	(8.1%)	(8.5%)
Real Estate	(3.2%)	(9.3%)	(5.5%)	(6.1%)
Legal	(10.9%)	—%	(10.9%)	(10.9%)
Other	(7.4%)	(8.5%)	(7.8%)	(8.3%)
Total classified	(5.1%)	(8.1%)	(5.9%)	(6.2%)

Year-to-date 2013 year-over-year classified comparisons:
	U.S. Publishing (including USA TODAY)	Newsquest (in pounds)	Total Publishing segment (constant currency)	Total Publishing segment

Automotive	(1.4%)	(9.7%)	(2.4%)	(2.7%)
Employment	(8.7%)	(4.7%)	(7.5%)	(8.0%)
Real Estate	(3.7%)	(8.5%)	(5.5%)	(6.2%)
Legal	(9.3%)	—%	(9.3%)	(9.3%)
Other	(5.7%)	(8.5%)	(6.6%)	(7.2%)
Total classified	(5.2%)	(7.7%)	(5.9%)	(6.3%)

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars (except per share amounts)

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures are not to be considered in isolation from or as a substitute for the related GAAP measures and should be read only in conjunction with financial information presented on a GAAP basis.

Tables No. 6 through No. 11 reconcile these non-GAAP measures to the most directly comparable GAAP measure.

Table No. 6
	GAAP Measure	Special Items			Non-GAAP Measure
	Thirteen weeks ended Sept. 29, 2013	Workforce restructuring	Transformation costs	Other non-operating items	Thirteen weeks ended Sept. 29, 2013
Cost of sales and operating expenses, exclusive of depreciation	$713,369	$(7,162)	$—	$—	$706,207
Selling, general and administrative expenses, exclusive of depreciation	315,677	(2,084)	—	—	313,593
Facility consolidation charges	5,880	—	(5,880)	—	—
Operating expenses	1,081,192	(9,246)	(5,880)	—	1,066,066
Operating income	171,698	9,246	5,880	—	186,824
Other non-operating items	(17,580)	—	4,412	16,613	3,445
Total non-operating (expense) income	(47,497)	—	4,412	16,613	(26,472)
Income before income taxes	124,201	9,246	10,292	16,613	160,352
Provision for income taxes	26,700	3,600	4,100	8,400	42,800
Net income	97,501	5,646	6,192	8,213	117,552
Net income attributable to Gannett Co., Inc.	79,748	5,646	6,192	8,213	99,799
Net income per share - diluted	$0.34	$0.02	$0.03	$0.04	$0.43

	GAAP Measure	Special Items				Non-GAAP Measure
	Thirteen weeks ended Sept. 23, 2012	Workforce restructuring	Transformation costs	Pension settlement charges	Special tax benefits	Thirteen weeks ended Sept. 23, 2012
Cost of sales and operating expenses, exclusive of depreciation	$720,941	$(6,706)	$—	$—	$—	$714,235
Selling, general and administrative expenses, exclusive of depreciation	318,385	(1,244)	—	(2,523)	—	314,618
Facility consolidation charges	4,231	—	(4,231)	—	—	—
Operating expenses	1,092,062	(7,950)	(4,231)	(2,523)	—	1,077,358
Operating income	217,199	7,950	4,231	2,523	—	231,903
Equity income in unconsolidated investees, net	3,005	—	3,220	—	—	6,225
Total non-operating (expense) income	(29,891)	—	3,220	—	—	(26,671)
Income before income taxes	187,308	7,950	7,451	2,523	—	205,232
Provision for income taxes	38,700	3,000	3,000	1,000	13,100	58,800
Net income	148,608	4,950	4,451	1,523	(13,100)	146,432
Net income attributable to Gannett Co., Inc.	133,083	4,950	4,451	1,523	(13,100)	130,907
Net income per share - diluted (a)	$0.56	$0.02	$0.02	$0.01	$(0.06)	$0.56

(a) Total per share amount does not sum due to rounding.

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars (except per share amounts)

Table No. 7
	GAAP Measure	Special Items				Non-GAAP Measure
	Thirty-nine weeks ended Sept. 29, 2013	Workforce restructuring	Transformation costs	Other non-operating items	Special tax benefits	Thirty-nine weeks ended Sept. 29, 2013
Cost of sales and operating expenses, exclusive of depreciation	$2,159,962	$(29,692)	$—	$—	$—	$2,130,270
Selling, general and administrative expenses, exclusive of depreciation	950,407	(6,647)	—	—	—	943,760
Facility consolidation charges	15,163	—	(15,163)	—	—	—
Operating expenses	3,267,687	(36,339)	(15,163)	—	—	3,216,185
Operating income	525,637	36,339	15,163	—	—	577,139
Equity income in unconsolidated investees, net	28,929	—	—	731	—	29,660
Other non-operating items	(28,954)	—	14,811	18,690	—	4,547
Total non-operating (expense) income	(113,232)	—	14,811	19,421	—	(79,000)
Income before income taxes	412,405	36,339	29,974	19,421	—	498,139
Provision for income taxes	71,700	14,300	11,900	8,700	27,800	134,400
Net income	340,705	22,039	18,074	10,721	(27,800)	363,739
Net income attributable to Gannett Co., Inc.	297,933	22,039	18,074	10,721	(27,800)	320,967
Net income per share - diluted	$1.27	$0.09	$0.08	$0.05	$(0.12)	$1.37

	GAAP Measure	Special Items				Non-GAAP Measure
	Thirty-nine weeks ended Sept. 23, 2012	Workforce restructuring	Transformation costs	Pension settlement charges	Special tax benefits	Thirty-nine weeks ended Sept. 23, 2012
Cost of sales and operating expenses, exclusive of depreciation	$2,164,070	$(28,770)	$—	$—	$—	$2,135,300
Selling, general and administrative expenses, exclusive of depreciation	943,005	(5,205)	—	(7,946)	—	929,854
Facility consolidation charges	14,116	—	(14,116)	—	—	—
Operating expenses	3,265,513	(33,975)	(14,116)	(7,946)	—	3,209,476
Operating income	569,375	33,975	14,116	7,946	—	625,412
Equity income in unconsolidated investees, net	15,980	—	3,220	—	—	19,200
Total non-operating (expense) income	(92,874)	—	3,220	—	—	(89,654)
Income before income taxes	476,501	33,975	17,336	7,946	—	535,758
Provision for income taxes	116,500	13,500	6,900	3,200	13,100	153,200
Net income	360,001	20,475	10,436	4,746	(13,100)	382,558
Net income attributable to Gannett Co., Inc.	321,195	20,475	10,436	4,746	(13,100)	343,752
Net income per share - diluted (a)	$1.35	$0.09	$0.04	$0.02	$(0.06)	$1.45

(a) Total per share amount does not sum due to rounding.

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 8
	GAAP Measure	Special Items		Non-GAAP Measure
	Thirteen weeks ended Sept. 29, 2013	Workforce restructuring	Transformation costs	Thirteen weeks ended Sept. 29, 2013
Operating income:
Publishing	$62,744	$8,607	$5,741	$77,092
Broadcasting	83,810	639	139	84,588
Digital	42,050	—	—	42,050
Corporate	(16,906)	—	—	(16,906)
Total	$171,698	$9,246	$5,880	$186,824

Depreciation, amortization and facility consolidation charges:
Publishing	$32,183	$—	$(5,741)	$26,442
Broadcasting	7,059	—	(139)	6,920
Digital	8,309	—	—	8,309
Corporate	4,595	—	—	4,595
Total	$52,146	$—	$(5,880)	$46,266

Operating cash flow (a):
Publishing	$94,927	$8,607	$—	$103,534
Broadcasting	90,869	639	—	91,508
Digital	50,359	—	—	50,359
Corporate	(12,311)	—	—	(12,311)
Total	$223,844	$9,246	$—	$233,090

	GAAP Measure	Special Items			Non-GAAP Measure
	Thirteen weeks ended Sept. 23, 2012	Workforce restructuring	Transformation costs	Pension settlement charges	Thirteen weeks ended Sept. 23, 2012
Operating income:
Publishing	$73,731	$7,950	$4,231	$—	$85,912
Broadcasting	118,672	—	—	—	118,672
Digital	39,912	—	—	—	39,912
Corporate	(15,116)	—	—	2,523	(12,593)
Total	$217,199	$7,950	$4,231	$2,523	$231,903

Depreciation, amortization and facility consolidation charges:
Publishing	$33,276	$—	$(4,231)	$—	$29,045
Broadcasting	6,879	—	—	—	6,879
Digital	8,391	—	—	—	8,391
Corporate	4,190	—	—	—	4,190
Total	$52,736	$—	$(4,231)	$—	$48,505

Operating cash flow (a):
Publishing	$107,007	$7,950	$—	$—	$114,957
Broadcasting	125,551	—	—	—	125,551
Digital	48,303	—	—	—	48,303
Corporate	(10,926)	—	—	2,523	(8,403)
Total	$269,935	$7,950	$—	$2,523	$280,408

(a) Refer to Table No. 10

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 9
	GAAP Measure	Special Items		Non-GAAP Measure
	Thirty-nine weeks ended Sept. 29, 2013	Workforce restructuring	Transformation costs	Thirty-nine weeks ended Sept. 29, 2013
Operating income:
Publishing	$208,073	$35,700	$15,024	$258,797
Broadcasting	265,578	639	139	266,356
Digital	100,931	—	—	100,931
Corporate	(48,945)	—	—	(48,945)
Total	$525,637	$36,339	$15,163	$577,139

Depreciation, amortization and facility consolidation charges:
Publishing	$95,834	$—	$(15,024)	$80,810
Broadcasting	20,968	—	(139)	20,829
Digital	26,799	—	—	26,799
Corporate	13,717	—	—	13,717
Total	$157,318	$—	$(15,163)	$142,155

Operating cash flow (a):
Publishing	$303,907	$35,700	$—	$339,607
Broadcasting	286,546	639	—	287,185
Digital	127,730	—	—	127,730
Corporate	(35,228)	—	—	(35,228)
Total	$682,955	$36,339	$—	$719,294

	GAAP Measure	Special Items			Non-GAAP Measure
	Thirty-nine weeks ended Sept. 23, 2012	Workforce restructuring	Transformation costs	Pension settlement charges	Thirty-nine weeks ended Sept. 23, 2012
Operating income:
Publishing	$239,982	$35,631	$14,116	$—	$289,729
Broadcasting	285,873	—	—	—	285,873
Digital	92,706	—	—	—	92,706
Corporate	(49,186)	(1,656)	—	7,946	(42,896)
Total	$569,375	$33,975	$14,116	$7,946	$625,412

Depreciation, amortization and facility consolidation charges:
Publishing	$100,226	$—	$(14,116)	$—	$86,110
Broadcasting	21,113	—	—	—	21,113
Digital	24,626	—	—	—	24,626
Corporate	12,473	—	—	—	12,473
Total	$158,438	$—	$(14,116)	$—	$144,322

Operating cash flow (a):
Publishing	$340,208	$35,631	$—	$—	$375,839
Broadcasting	306,986	—	—	—	306,986
Digital	117,332	—	—	—	117,332
Corporate	(36,713)	(1,656)	—	7,946	(30,423)
Total	$727,813	$33,975	$—	$7,946	$769,734

(a) Refer to Table No. 10

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 10

"Operating cash flow", a non-GAAP measure, is defined as operating income plus depreciation, amortization and facility consolidation charges. Management believes that use of this measure allows investors and management to measure, analyze and compare the performance of its business segment operations at a more detailed level and in a meaningful and consistent manner.

Reconciliations of these non-GAAP amounts to the company's operating income, which the company believes is the most directly comparable financial measure calculated and presented in accordance with GAAP on the company's condensed consolidated statements of income, follow:

Thirteen weeks ended Sept. 29, 2013:
	Publishing	Broadcasting	Digital	Corporate	Consolidated Total

Operating cash flow	$94,927	$90,869	$50,359	$(12,311)	$223,844
Less:
Depreciation	(22,300)	(6,747)	(4,553)	(4,595)	(38,195)
Amortization	(4,142)	(173)	(3,756)	—	(8,071)
Facility consolidation charges	(5,741)	(139)	—	—	(5,880)
Operating income as reported (GAAP basis)	$62,744	$83,810	$42,050	$(16,906)	$171,698

Thirteen weeks ended Sept. 23, 2012:
	Publishing	Broadcasting	Digital	Corporate	Consolidated Total

Operating cash flow	$107,007	$125,551	$48,303	$(10,926)	$269,935
Less:
Depreciation	(25,165)	(6,697)	(4,408)	(4,190)	(40,460)
Amortization	(3,880)	(182)	(3,983)	—	(8,045)
Facility consolidation charges	(4,231)	—	—	—	(4,231)
Operating income as reported (GAAP basis)	$73,731	$118,672	$39,912	$(15,116)	$217,199

Thirty-nine weeks ended Sept. 29, 2013:
	Publishing	Broadcasting	Digital	Corporate	Consolidated Total

Operating cash flow	$303,907	$286,546	$127,730	$(35,228)	$682,955
Less:
Depreciation	(68,301)	(20,294)	(13,276)	(13,717)	(115,588)
Amortization	(12,509)	(535)	(13,523)	—	(26,567)
Facility consolidation charges	(15,024)	(139)	—	—	(15,163)
Operating income as reported (GAAP basis)	$208,073	$265,578	$100,931	$(48,945)	$525,637

Thirty-nine weeks ended Sept. 23, 2012:
	Publishing	Broadcasting	Digital	Corporate	Consolidated Total

Operating cash flow	$340,208	$306,986	$117,332	$(36,713)	$727,813
Less:
Depreciation	(74,785)	(20,569)	(12,493)	(12,473)	(120,320)
Amortization	(11,325)	(544)	(12,133)	—	(24,002)
Facility consolidation charges	(14,116)	—	—	—	(14,116)
Operating income as reported (GAAP basis)	$239,982	$285,873	$92,706	$(49,186)	$569,375

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 11

"Free cash flow" is a non-GAAP liquidity measure used in addition to and in conjunction with results presented in accordance with GAAP. Free cash flow should not be relied upon to the exclusion of GAAP financial measures.

Free cash flow is a non-GAAP liquidity measure that is defined as "Net cash flow from operating activities" as reported on the statement of cash flows reduced by "Purchase of property, plant and equipment" as well as "Payments for investments" and increased by "Proceeds from investments" and voluntary pension contributions, net of related tax benefit. The company believes that free cash flow is a useful measure for management and investors to evaluate the level of cash generated by operations and the ability of its operations to fund investments in new and existing businesses, return cash to shareholders under the company's capital program, repay indebtedness, add to the company's cash balance, or to use in other discretionary activities. Management uses free cash flow to monitor cash available for repayment of indebtedness and in its discussions with the investment community.

	Thirteen weeks ended Sept. 29, 2013	Thirty-nine weeks ended Sept. 29, 2013

Net cash flow from operating activities	$125,017	$348,958
Purchase of property, plant and equipment	(23,770)	(72,668)
Voluntary pension employer contributions	—	15,507
Tax benefit for voluntary pension employer contributions	—	(6,125)
Payments for investments	(1,001)	(3,380)
Proceeds from investments	5,414	34,779
Free cash flow	$105,660	$317,071

TAX RATE CALCULATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 12

The calculations of the company's effective tax rate on a GAAP and non-GAAP basis are below:

	GAAP		Non-GAAP
	Thirteen weeks ended Sept. 29, 2013	Thirteen weeks ended Sept. 23, 2012	Thirteen weeks ended Sept. 29, 2013	Thirteen weeks ended Sept. 23, 2012

Income before taxes (per Table 6)	$124,201	$187,308	$160,352	$205,232
Noncontrolling interests (per Table 1)	(17,753)	(15,525)	(17,753)	(15,525)
Income before taxes attributable to Gannett Co., Inc.	$106,448	$171,783	$142,599	$189,707

Provision for income taxes (per Table 6)	$26,700	$38,700	$42,800	$58,800

Effective tax rate	25.1%	22.5%	30.0%	31.0%

	GAAP		Non-GAAP
	Thirty-nine weeks ended Sept. 29, 2013	Thirty-nine weeks ended Sept. 23, 2012	Thirty-nine weeks ended Sept. 29, 2013	Thirty-nine weeks ended Sept. 23, 2012

Income before taxes (per Table 7)	$412,405	$476,501	$498,139	$535,758
Noncontrolling interests (per Table 2)	(42,772)	(38,806)	(42,772)	(38,806)
Income before taxes attributable to Gannett Co., Inc.	$369,633	$437,695	$455,367	$496,952

Provision for income taxes (per Table 7)	$71,700	$116,500	$134,400	$153,200

Effective tax rate	19.4%	26.6%	29.5%	30.8%